Exhibit 10.4

SETTLEMENT AND TERMINATION AGREEMENT

          This Settlement and Termination Agreement (this “Agreement”) is entered into as of the 31st day of March 2010 by and between New Equity, LLC, an Iowa limited liability company (“New Equity”); Outsource Services Management, LLC, a Nevada limited liability company (“OSM”); OSM–REO FF, LLC, a Minnesota limited liability company (“OSM-REO”); and Soy Energy, LLC, an Iowa limited liability company (“Soy Energy”). New Equity, OSM, OSMREO and Soy Energy may hereinafter be collectively referred to as the “Parties” and individually a “Party”).

RECITALS

A.

Soy Energy and New Equity entered into a Unit Purchase Agreement dated on or about July 29, 2009 (the “UPA”) providing for the sale and issuance of membership interests of Soy Energy to New Equity in exchange for the consideration described therein;

B.

Soy Energy entered into an Asset Purchase Agreement dated on or about July 29, 2009 (the “APA”) with Freedom Fuels, LLC, an Iowa limited liability company as debtor-in-possession under Title 11 of the United States Code (“Freedom Fuels”), in a case before the Bankruptcy Court for the Northern District of Iowa (the “Bankruptcy Proceeding”).

C.	New Equity, on several occasions made advances (the “DIP Advances”) to Freedom Fuels pursuant to a Loan Agreement between Freedom Fuels and New Equity dated June 5, 2009 (the “DIP Loan”).

D.	OSM has brought a Motion seeking an Order in the Bankruptcy Proceeding compelling New Equity to make further advances to Freedom Fuels pursuant to the DIP Loan (collectively, the “Motion”).

E.

The Parties desire to release certain claims specifically described herein and to terminate the UPA upon the terms and conditions provided herein in the event that Soy Energy purchases or otherwise acquires, either directly or indirectly through its affiliates or subsidiaries, the biodiesel production facility and other property previously owned by Freedom Fuels (for purposes hereof the consummation of such purchase through the delivery of all consideration and satisfaction or waiver of all closing conditions as, the “Acquisition”).

          NOW, THEREFORE, for the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.

Termination. Upon the consummation of the Acquisition (delivery of deeds of conveyance) and, upon satisfaction of the conditions and delivery of the payments set forth herein, the UPA shall automatically and immediately terminate pursuant to Section 5.1 of the UPA without any further action by New Equity or Soy Energy. New Equity and Soy Energy acknowledge and agree that such termination also results in the termination of the “Exclusivity Period” as such term is defined in Section 3.9(c) of the UPA. Upon termination, the UPA shall be cancelled in its entirety, its provisions shall be of no further force and effect, and Soy Energy and New Equity shall be released from any and all future, past, or present obligations under the UPA.

2.

Payment. In consideration for the termination of the UPA and the release of any and all claims arising out of the UPA and the Acquisition, and only in the event that Soy Energy consummates the Acquisition (the consummation of the Acquisition through the delivery of deeds of conveyance being referred to as the “Effective Date”), Soy Energy shall, on the Effective Date, pay to New Equity an amount equal to the actual costs and expenses incurred by New Equity related to the Freedom Fuels biodiesel production facility including, without limitation, amounts advanced or loaned pursuant to the DIP Loan plus all of New Equity’s expenses incurred since its formation including, without limitation, legal accounting and other expenses related to its formation and organization, related to negotiation and execution of the UPA, related to the Bankruptcy Proceeding, and related to negotiations with Soy Energy and OSM, up to an aggregate amount of $375,000 (the “Termination Payment”). In no event shall the Termination Payment exceed $375,000. Prior to the payment of the Termination Payment, New Equity shall provide to Soy Energy written documentation and evidence of the actual costs and expenses incurred by New Equity. Soy Energy shall pay the Termination Payment on the Effective Date of the Acquisition; provided, however, that the Termination Payment shall be made only if, and to the extent that, New Equity has delivered to Soy Energy the written documentation an evidence required by this section. Satisfactory written documentation shall include, without limitation, copies of cancelled checks issued or invoices received. The Termination Payment is expressly subject to and contingent on (i) the closing of the Acquisition and (ii) the delivery to Soy Energy of written evidence of expenses as provided in this section.

3.

Agreement to Release Certain Direct Claims. Upon the occurrence of the Acquisition, OSM will pursuant to Section 4 of this Agreement release New Equity and its affiliates and representatives, in full, from certain direct claims it alleges against New Equity in the amount of $77,595 related to the following (the “Direct Claims”):

Taxes:	$48,897
Deposit for payment of claims:	$25,000
Administrative matters:	$3,698

Upon the effectiveness of the releases set forth in Section 4 below, OSM agrees that it will not seek reimbursement or payment of specifically the Direct Claims pursuant to the Motion (as defined above); it being the understanding and agreement, however, that OSM may at any time pursue recovery of all other claims, direct or indirect, against or pertaining to matters involving New Equity under or pursuant to the Motion or pursuant to any other motion or remedy.

4.	Mutual Release. Upon the occurrence of the Acquisition and, upon satisfaction of each of the following conditions and delivery of each payment as set forth herein by each Party:

a.

Soy Energy irrevocably releases New Equity and its affiliates and representatives, including, without limitation, their officers, directors and managers, in full, from any and all present, past and future claims, actions losses, expenses, and damages, of any kind or nature, now known, unknown or hereafter arising in contract, tort or otherwise, in connection with, related to or arising out of the UPA.

b.

New Equity irrevocably releases Soy Energy and its affiliates and representatives, including, without limitation, their officers, directors and managers, in full, from any and all present, past and future claims, actions losses, expenses, and damages, of any kind or nature, now known, unknown or hereafter arising in contract, tort or otherwise, in connection with, related to or arising out of the UPA or the Acquisition.

c.

New Equity irrevocably releases OSM and OSM-REO FF, LLC and their respective affiliates and representatives, including, without limitation, their officers, directors, managers, and loan participants, in full, from any and all present, past and future claims, actions losses, expenses, and damages, of any kind or nature, now known, unknown or hereafter arising in contract, tort or otherwise, in connection with, related to or arising out of the UPA, the Acquisition and the Direct Claims.

d.

OSM irrevocably releases New Equity and its affiliates and representatives, including, without limitation, their officers, directors and managers, in full, from the Direct Claims and any and all actions, losses, expenses and damages, of any kind or nature, now known, unknown, or hereafter arising in contract, tort, or otherwise in connection solely with or related solely to the Direct Claims; it being the understanding, however, that OSM does not release its other direct or indirect claims against New Equity as noted above in Section 3 of this Agreement.

5.

No Admission. The Parties make and enter into this Agreement to settle all potential disputes arising from the UPA and the Direct Claims and to avoid the costs of litigation. Nothing in this Agreement shall constitute an admission of liability on the part of the Parties or the admission or acknowledgement of any issue, term or matter related to the UPA, the Acquisition, and the Direct Claims.

6.	Representations and Warranties. Each Party represents and warrants as follows:

	a.	Such Party has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated in this Agreement.

	b.	This Agreement has been duly executed and delivered by such Party and constitutes the valid and binding obligation of such Party, enforceable in accordance with its terms.

7.

Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

8.	Scope of Agreement. This Agreement constitutes the entire agreement between the Parties with regard to the subject matter hereof.

9.	Modifications. This Agreement shall only be modified by written agreement executed by all Parties.

10.	Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the Parties and their respective successors, heirs, administrators and assigns.

11.

Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void, or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as to reasonably effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provisions of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Iowa, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

          IN WITNESS WHEREOF, the Parties have executed this agreement as first written above.

NEW EQUITY LLC		SOY ENERGY, LLC
An Iowa Limited Liability Company		An Iowa Limited Liability Company

By:	/s/ David C. Quinlan	By:	/s/ Charles Sand

Its:	Chairman	Its:	Chairman

OUTSOURCE SERVICES		OSM-REO FF, LLC
MANAGEMENT, LLC		a Minnesota Limited Liability Co.
A Nevada Limited Liability Co.

By:	/s/ Stephanie Lunde	By:	/s/ Stephanie Lunde

Its:	SVP	Its:	VP